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EXHIBIT 99.1                                                    February 7, 2002

TO:      HOLDERS OF EVENFLO COMPANY, INC.'S
         11 3/4% SERIES B SENIOR NOTES DUE 2006

          Evenflo Company, Inc. (the "Company") has elected not to pay interest payable on February 15, 2002 on its $110 million of outstanding 11 3/4% Series B Senior Notes Due 2006. This decision will enable the Company to conserve cash and provide greater liquidity to pay its trade creditors. In addition, the Company is currently in default under its revolving credit facility.

          The Company recognizes that to position itself for the future, it needs to restructure its capital structure. The Company has engaged a financial advisor and intends to work with its banks, noteholders and stockholders to put in place a restructuring that will strengthen its ability to compete in the marketplace and serve its customers.

          Certain matters discussed in this notice contain forward-looking statements based on the Company's current expectations and estimates as to prospective events about which the Company can give no firm assurance. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of the factors set forth in filings with the Securities and Exchange Commission. In addition, there can be no assurances that the Company's efforts to restructure its capital structure will be successful. See the Company's cautionary statement relating to forward looking statements filed on our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.


                                                EVENFLO COMPANY, INC.